EXHIBIT 99.02


           FIRST AMENDMENT TO FOUR MEDIA COMPANY AMENDED AND RESTATED
                         1997 DIRECTOR STOCK OPTION PLAN


THIS FIRST AMENDMENT TO FOUR MEDIA COMPANY AMENDED AND RESTATED 1997 DIRECTOR STOCK OPTION PLAN, dated as of April 10, 2000 (the "First Amendment"), is made and adopted by FOUR MEDIA COMPANY, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such them in the 1997 Director Stock Option Plan (as defined below).

                                    RECITALS

      WHEREAS, the Company was party to an Agreement and Plan of Merger, dated as of December 6, 1999 (the "Merger Agreement"), among AT&T Corp. ("AT&T"), D-Group Merger Corp., a wholly owned subsidiary of AT&T ("Merger Sub") and Liberty Media Corporation;

      WHEREAS, the Merger Agreement provided for the merger (the "Merger") of Merger Sub with and into the Company, with the Company remaining as the surviving corporation in the Merger;

      WHEREAS, the Merger became effective on April 10, 2000 (the "Effective Date");

      WHEREAS, pursuant to the Merger Agreement, all Company Stock Options (as defined in the Merger Agreement) are to be converted into Rollover Options (as defined in the Merger Agreement) on the Effective Date;

      WHEREAS, the Merger Agreement, and its provision for the Rollover Options, were approved by the Board of Directors of the Company on December 3, 1999;

      WHEREAS, all the Optionees under the Four Media Company Amended and Restated Director Option Plan (the "Former Plan", as amended by this First Amendment the "1997 Director Stock Option Plan") consented to this First Amendment;

      WHEREAS, the Company desires to amend the Former Plan to, among other things, make the adjustments to the Former Plan, as contemplated by the Merger Agreement, so that (i) all Company Stock Options issued under the 1997 Director Stock Option Plan are converted into options for that number of shares of AT&T's Class A Liberty Media Group Common Stock, par value $1.00 per share ("Tracking Stock") equal to the number of shares of the Company's common stock subject to such Company Stock Option immediately prior to the Effective Date multiplied by
0.32258 and (ii) all Optionees may elect to receive a cash payment from Liberty in lieu of receiving shares of Tracking Stock;

      WHEREAS, a notice to Optionees describing the adjustments to the Company Stock Options was distributed to all Optionees on March 23, 2000;


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      NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Former Plan as follows:

      1. The following definition of the following item in Section 2 of the Former Plan is hereby amended in its entirety to read as follows:

      "Common Stock" means AT&T's Class A Liberty Media Group Common Stock, par value $1.00 per share.

      2. The following terms are hereby added to Section 2 of the Former Plan in their respective appropriate alphabetical places:

      "AT&T" means AT&T Corp., a New York corporation.

      "Liberty" means Liberty Media Corporation, a Delaware corporation.

      3. The first paragraph of Section 2 of the Former Plan is hereby amended to read in its entirety:

      "3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 225,806 Shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock."

      4. Section 3(a)(ii) of the Former Plan is hereby deleted in its entirety and replaced with the following paragraph:

      "(ii) Not applicable."

      5. Section 9 of the Former Plan is hereby amended to read in its entirety:

      "9.   Adjustments Upon Changes in Capitalization, Dissolution, Merger,
Asset Sale or Change of Control.


            (a) Changes in Capitalization. Subject to any required action by AT&T's stockholders or holders of Common Stock, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of
Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by AT&T; provided, however, that conversion of any securities convertible into shares of Common Stock shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by AT&T of shares of stock of any class, or securities

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convertible into shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of (i) the Company or (ii) the Liberty Media Group (as defined in the Merger Agreement) to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

            (c) Merger or Asset Sale. In the event of a merger or other business combination affecting AT&T or any subsidiary thereof, and, as a result of such merger or business combination, the Common Stock is converted into or mandatorily exchanged for securities of another entity, outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the "Successor Corporation"). If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Optionee serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Optionee's status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, the Option or option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Option or option shall remain exercisable in accordance with Sections 8(c) through (e) above.

      If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

      For the purposes of this Section 10(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

      6. Section 13 of the Former Plan is hereby amended to read in its entirety:

            "13. Reservation of Shares. AT&T, pursuant to the Merger Agreement, has agreed that Shares of Common Stock to be issued pursuant to the terms of this Plan will be duly authorized, validly issued, fully paid and non-assessable."

      7. The first paragraph of Section 2(b) of the Four Media Company 1997 Amended and Restated Director Stock Option Agreement, which is attached to the 1997 Director Stock Option Plan, is hereby amended to read in its entirety:

            "(b) Method of Exercise. This Option shall be exercisable by written notice (in the form attached as Exhibit B) which shall state the election to exercise the Option, the number

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of Shares in  respect  of which the  Option is being  exercised,  and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price, if applicable. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price, if applicable."

      8. The following sentence of Section 11(c) of the Four Media Company 1997 Stock Option Agreement, which is attached to the 1997 Director Stock Option Plan, is hereby deleted in its entirety, because it is no longer applicable:

      "However, if such Shares are held for more than one year but less than 18 months, any gain will be treated as a mid-term gain."

      9. Exhibit A to the Four Media Company 1997 Stock Option Agreement, which is attached to the 1997 Director Stock Option Plan, is hereby deleted in its entirety and is replaced with Exhibit A attached to this First Amendment.

      10. This First Amendment shall be and is hereby incorporated in and forms a part of the 1997 Director Stock Option Plan.

      11. All other terms and provisions of the 1997 Director Stock Option Plan shall remain unchanged except as specifically modified herein.

      12. The 1997 Director Stock Option Plan, as amended by this First Amendment, is hereby ratified and confirmed.

      13. This First Amendment shall be interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

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I hereby certify that the foregoing First Amendment was duly adopted by the
Board of Directors of Four Media Company on December 3, 1999.


                                          By: /s/ Robert T. Walston
                                              ---------------------
                                             Robert T. Walston
                                             Chief Executive Officer


I hereby certify that the foregoing First Amendment was consented by the Optionees in writing prior to April 10, 2000.


                                          By: /s/ Robert T. Walston
                                              ---------------------
                                             Robert T. Walston
                                             Chief Executive Officer